Exhibit 10.18

ASSET PURCHASE AGREEMENT

(LONG FORM)

AMONG

DIOSYNTH FRANCE

(AS SELLER)

AMPHASTAR FRANCE PHARMACEUTICALS SAS

(AS BUYER)

AND

SCHERING-PLOUGH

April 30, 2014

ASSET PURCHASE AGREEMENT

(LONG FORM)

THIS ASSET PURCHASE AGREEMENT is dated as of this 30th day of April, 2014 (the “Effective Date”),

BY AND BETWEEN

1.                                      DIOSYNTH FRANCE, a société par actions simplifiée, organized under the laws of France with a share capital of EUR 650,000 having its registered office located Saint Charles, Eragny-Sur-Epte (60590), France, registered with the Registry of Commerce and Companies of Beauvais under number 712 022 466;

represented by Mr. Franck Vitali in his capacity of President, duly empowered for the purpose thereof;

hereafter referred to as the “Seller”

ON THE FIRST PART

AND

2.                                      AMPHASTAR FRANCE PHARMACEUTICALS SAS, a société par actions simplifiée, organized under the laws of France, with a share capital of EUR 10,000, having its registered office located 3 rue du Colonel Moll, Paris (75017), France, registered with the Registry of Commerce and Companies of Paris, under number 801 531 427;

represented by Mr. Ying Luo in his capacity of President, duly empowered for the purpose thereof;

hereafter referred to as the “Buyer”

ON THE SECOND PART

AND

3.                                      solely for purposes of Article X, SCHERING-PLOUGH, a société par actions simplifiée, organized under the laws of France with a share capital of EUR 119,437,619, having its registered office located 34, avenue Leonard de Vinci, Courbevoie (92400), France, registered with the Registry of Commerce and Companies of Nanterre under the number 542 041 363 represented by Mr. Pascal Blaise in his capacity of President, duly empowered for the purpose thereof;

hereafter referred to as “Schering-Plough”

RECITALS

A.                                    Seller is engaged inter alia in the business of manufacturing of active pharmaceutical ingredients (the “DF Manufacturing Business”).

B.                                    Seller operates the DF Manufacturing Business in France, at the plant located in Eragny-Sur-Epte. The premises and the plant where the DF Manufacturing Business is operated (together the “SP Facility”) are owned by Schering-Plough, which is an Affiliate of Seller.

C.                                    Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all right, title and interest of Seller in and to certain of the assets held in connection with the DF Manufacturing Business as a going concern (fonds de commerce), subject to Buyer assumption of the Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

“Acquired Assets” has the meaning set forth in Section 2.1.

“Adjustment” has the meaning set forth in Section 3.2.

“Affiliate” means, with respect to any Person: (i) any corporation or business entity fifty percent (50%) or more of the voting stock or voting equity interests of which are owned directly or indirectly by such Person; or (ii) any corporation or business entity which directly or indirectly owns fifty percent (50%) or more of the voting stock or voting equity interests of such Person; or (iii) any corporation or business entity directly or indirectly controlling or under control of a corporation or business entity as described in (i) or (ii).

“Agreement” means this asset purchase agreement.

“ACF RHI” has the meaning set forth in Exhibit A

“API” means any unprocessed active pharmaceutical ingredient, including each of those listed on Exhibit A.

“API Business” means the API manufacturing business operated by Seller on the SP Facility.

“Applicable Law” means, with respect to any Person, any current federal, state or local statute, law, common law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person, or any of its respective properties, assets, managers, partners, officers, directors, employees, consultants or agents (in connection with such manager’s, partner’s, officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“BTG” means Bio-Technology General Corp., which was acquired by Ferring Pharmaceuticals, from whom Seller or its Affiliates licenses the technology for the production of RHI.

“BTG Know-How” means the technology licensed from BTG for production of RHI as specified in the IB Technology Transfer Agreement.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in Paris (France) are authorized or required to be closed for regular banking business.

“Buyer Parent Guarantee” has the meaning set forth in Section 4.4.(r).

“Cap” has the meaning set forth in Section 9.3.(b).

“Carrying Cost” means, with respect to any item of RMWIP or Porcine RM, the cost to procure each component of such item, as well as the cost incurred to date in manufacturing such item, all as reflected in the financial records of Seller as of the Closing Date.

“Claim Notice” has the meaning set forth in Section 9.7.(a).

“Clientele” has the meaning set forth in Section 2.1.(a).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Statement” has the meaning set forth in Section 3.2.(b).

“Confidentiality Agreement” means that certain agreement of confidentiality dated October 15, 2013 by and between Merck Sharp & Dohme Corp. and Buyer.

“Count” has the meaning set forth in Section 3.2.(a).

“Deductible” has the meaning set forth in Section 9.3(a).

“Deed of Sale” has the meaning set forth in Section 10.3.

“DF Manufacturing Business” has the meaning set forth in Recital A (including the API Business)

“Disputed Items” has the meaning set forth in Section 3.2.(c).

“Dutch Asset Purchase Agreement” has the meaning set forth in Section 4.3.(i).

“Employees” means those individuals who are employed by Seller and assigned wholly or mainly to the DF manufacturing Business on the day prior to the Closing Date.

“Environmental Laws” means all Applicable Laws relating to the protection of the environment, and/or human health and workplace safety, including all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, and any other analogous present or future federal, state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing now or at any time hereafter in effect.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Exhibits” means the exhibits of this Agreement (including the CD Rom described under Section 5.12)

“Finished Goods” means RHI (in the final finished form ready for distribution and sale).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means (i) any substance included within the definition of “liquid industrial waste,” “hazardous substances,” “hazardous materials,” “toxic substances,” “hazardous waste,” “air pollutants” or “hazardous air pollutants” in any regulations promulgated pursuant to any Environmental Law, and the decomposition or degradation products thereof; and (ii) any substance listed as a hazardous substance in any Applicable Law.

“IB Supply Agreement” has the meaning set forth in Section 4.3.(c).

“IB Technology Transfer Agreement” has the meaning set forth in Section 4.3.(d).

“Included Inventory” shall mean all RMWIP, Finished Goods, Porcine RM and Porcine Insulin API used in, or produced by, the DF Manufacturing Business located at the SP Facility on the Closing Date.

“Included Inventory Excess” has the meaning set forth in Section 3.2.(e).

“Included Inventory Price” has the meaning set forth in Section 3.1.

“Included Inventory Shortfall” has the meaning set forth in Section 3.2.(e).

“Indemnified Party” has the meaning set forth in Section 9.7.(a).

“Indemnifying Party” has the meaning set forth in Section 9.7.(a).

“Final Purchase Price” means the Initial Purchase Price minus the Included Inventory Shortfall or plus the Included Inventory Excess as the case may be.

“Knowledge of Seller” means the actual knowledge of any of the individuals identified either under their name or title in Schedule A1.

“Liability Agreement” has the meaning set forth in Section 4.3.(j).

“Lien” means with respect to any asset: any mortgage, pledge, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), charge or other security interest or any preference, or priority or other security agreement.

“Losses” mean any and all losses, liabilities, judgments, assessments, damages, obligations, penalties (including, without limitation, governmental penalties), obligations, awards, fines, interest, claims (including third party claims), costs and expenses whatsoever (including, without limitation, reasonable attorneys’, consultants’ and other professional fees and disbursements).

“LOU” has the meaning set forth in Section 4.3.(q).

“Neutral Auditor” has the meaning set forth in Section 3.2.(c).

“Parties” means collectively Seller and Buyer and individually Seller or Buyer;

“Patent License Agreement” has the meaning set forth in Section 4.3.(e).

“Permits” has the meaning set forth in Section 2.1.(d).

“Permitted Liens” means (i) any statutory Liens for Taxes that are not yet due and payable; (ii) any statutory Liens of employees and laborers for current wages not yet due ; (iii) any other items disclosed by Seller to Buyer and attached hereto as Schedule D; (iv) any exceptions caused by Buyer, its agents, representatives or employees; and (v) such other exceptions as the title company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization including a Governmental Authority.

“Porcine Insulin API” has the meaning set forth in Exhibit A

“Porcine Insulin for Biotech Supply Agreement” has the meaning set forth in Section 4.3.(l).

“Porcine Substance Supply Agreement” has the meaning set forth in Section 4.3.(b).

“Porcine RM” means, with respect to the DF Manufacturing Business, all raw materials used in the production of Porcine Insulin API that are located at the SP Facility on the Closing Date.

“Product” means RHI API, SHIRR API, and/or Porcine Insulin API.

“Required Consents” means any approval, consent, exemption, authorization, or other action by, or notice to, or registration, declaration, or filing with, any Person necessary or required in connection with the execution, delivery or performance by Seller and Buyer of this Agreement or the consummation of the transactions contemplated hereby (including any approval to be obtained by Buyer from any Governmental Authority pursuant to this Agreement, such as transfer of Permits).

“Retained Law Suits” shall mean the litigation matters set forth on Schedule B.

“RHI” means recombinant human insulin.

“RHI API” has the meaning set forth in Exhibit A.

“RMWIP” means, with respect to the DF Manufacturing Business, all raw materials used in the production of Finished Goods and all work-in-progress with respect to the production of Finished Goods, in each case which are located at the SP Facility on the Closing Date.

“Seller Parent Guarantee” has the meaning set forth in Section 4.3.(k).

“SHIRR” means synthetic human insulin recombinant (RHI manufactured using recombinant enzymes).

“Short Form” has the meaning set forth in Section 4.2.

“SP Facility” has the meaning set forth in Recital B.

“Stability Testing Services Agreement” has the meaning set forth in Section 4.3.(k).

“Survival Date” has the meaning set forth in Section 9.1.

“Tangible Assets” has the meaning set forth in Section 2.1.(c).

“Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto relating to Taxes.

“Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), social security contributions, transfer taxes, value added taxes, levies, including any interest, additions to tax, or penalties applicable thereto.

“Taxing Authority” has the meaning set forth in Section 3.6.(a).

“Temporary Employees Letter” has the meaning set forth in Section 4.3.(r).

“Third Party Claim” has the meaning set forth in Section 9.6.(a).

“Transaction” means the sale of the Acquired Assets on the terms and conditions set forth in this Agreement.

“Transaction Documents” (individually, a “Transaction Document”) means this Agreement, the Short Form, all the documents listed under Section 4.3.(b) to Section 4.3.(q), the Buyer Parent Guarantee, the Deed of Sale.

“Transferred Employees” has the meaning set forth in Section 7.4.(b).

“Transferred Employee Liabilities” has the meaning set forth in Section 7.4.(d).

“Transition Services Agreement” has the meaning set forth in Section 4.3.(g).

“TTA” means the Technology Transfer Agreement between Diosynth B.V. and BTG, dated January 6, 1999 (as amended on August 1, 2002 and December 21, 2011), that is listed on Schedule A.1 of the Dutch Asset Purchase Agreement.

“TTA Assignment” has the meaning set forth in Section 4.3.(f).

ARTICLE II
PURCHASE AND SALE; ASSUMED LIABILITIES

Section 2.1.        Acquired Assets.  At Closing, subject to the terms and conditions contained herein, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase, accept, acquire and assume all of Seller’s right, title and interest in and to the following assets in connection with the DF Manufacturing Business (referred to as the “Acquired Assets”), with a view for Buyer to carry on the DF Manufacturing Business as from the date hereof as a going concern (fonds de commerce) in succession to Seller:

(a)         The clientele, present and future, of the DF Manufacturing Business, the right for Buyer to trade and represent itself as carrying on the DF Manufacturing Business (the “Clientele”), it being agreed that the Clientele transferred pursuant to this Agreement is that existing as at the date hereof;

(b)         The tangible personal property as set forth in Schedule 2.1.(b), and all other tangible personal property located on the SP Facility at the Closing Date (collectively, the “Tangible Assets”);

(c)          The environmental permits, licenses and other governmental approvals exclusively with respect to the DF Manufacturing Business as set forth on Schedule 2.1.(c) (collectively, the “Permits”), to the extent such Permits are assignable to Buyer;

(d)         All Included Inventory set forth in Schedule 2.1.(d);

(e)          The computer systems, intellectual property, and records listed in Schedule 2.1.(e);

(f)           The documents relating to the DF Manufacturing Business listed in Schedule 2.1.(f); and

(g)          The prepaid expenses, advance payments, deposits, surety accounts and other similar assets attributable to the operation of the DF Manufacturing Business prior to the Closing Date and paid by the DF Manufacturing Business’ customers prior to the Closing Date (the “Prepaids”). A list of the Prepaids is attached hereto as Schedule 2.1.(g).

Section 2.2.        Excluded Assets.  All of Seller’s assets not included in the Acquired Assets shall not be sold or transferred to Buyer, but shall be retained by Seller (collectively, the “Excluded Assets”).  Without limiting the generality of the foregoing sentence, the Excluded Assets shall include, without limitation, the following assets of Seller:

(a)         All cash, cash equivalents and bank accounts of Seller;

(b)         All accounts receivable, notes receivable and all other receivables of Seller relating to the DF Manufacturing Business on or before the Closing Date and all accounts receivable, notes receivable and all other receivables of Seller not related to the DF Manufacturing Business;

(c)          All Seller’s inventory other than the Included Inventory;

(d)         Any asset owned by Seller which is not used by Seller exclusively in the conduct of the DF Manufacturing Business or which is not located at the SP Facility on the Closing Date;

(e)          Any retained samples and stability testing samples located at the SP Facility on the Closing Date;

(f)           All prepaid income or other Taxes of Seller and any income or other Tax refunds to which Seller may be or may become entitled for all periods prior to the Closing Date;

(g)          All surety bonds and all payments or prepayments made with respect to (or certificates of deposit, letters of credit and other assets posted by Seller to secure) surety bonds, financial security obligations or otherwise, including without limitation pursuant to the Permits;

(h)         All claims and causes of action of Seller arising prior to the Closing Date against third parties and all payments or other sums or amounts payable or which may become payable with respect thereto;

(i)             All of Seller’s insurance policies including, without limitation, policies for health, general liability and property insurance, and any and all premium refunds and claims with respect to such refunds and all payments, proceeds and other amounts due or payable, or hereafter becoming due and payable, thereunder;

(j)            All records relating to the organization, maintenance, existence and good standing of Seller as a corporation, namely Seller’s (i) corporate charter, (ii) qualifications to conduct business as a foreign corporation, (iii) taxpayer and other identification numbers, (iv) minute books, (v) stock records, (vi) tax records, and (vii) corporate seals;

(k)         All of Seller’s right, title and interest in and to the names “Merck & Co., Inc.” and “Merck,” and the name of each Affiliate and subsidiary of Merck and Co., Inc., including (without limitation) the names “Schering”, “Schering-Plough”, “Merck Sharp & Dohme”, “MSD” and “Diosynth”, and in each case, all variations thereof, and all trademarks, trade names and logos incorporating any such names or any variation thereof, and all rights and interests of Seller in and to all other trademarks, trade names, service marks and logos used or owned by Seller or any of its Affiliates;

(l)             All of Seller’s computer systems, intellectual property, records, and know-how except for the items listed on Schedule 2.1.(e). For the sake of clarity, the Parties acknowledge that Buyer shall be authorized to use certain of Seller’s computer systems, intellectual property, records, and know-how in accordance with the terms and conditions of the Transition Services Agreement;

(m)     All cash positions, cash equivalents, bonds, letters of credit, guarantees or other similar types of collateral posted by Seller in connection with the Acquired Assets, DF Manufacturing Business, including without limitation, with respect to the Permits;

(n)         The prepaid expenses, advance payments, deposits, surety accounts and other similar assets not attributable to the operation of the DF Manufacturing Business ;

(o)         All of Seller’s assets that are not expressly included in the Acquired Assets, including without limitation, assets relating to businesses of Seller other than the DF Manufacturing Business.

Section 2.3.                         Assumed Liabilities.  At Closing, subject to the terms and conditions contained herein, Buyer shall assume all obligations and liabilities of Seller (other than the Excluded Liabilities), whether known or unknown, fixed, contingent or otherwise, to the extent such liabilities arise out of or relate to the Acquired Assets and the DF Manufacturing Business (collectively the “Assumed Liabilities”), which include, without limitation, the following:

(a)         All payables relating to items furnished and work or services performed after the Closing Date;

(b)         All future obligations (as from the Closing Date) and liabilities of Seller under any assigned Permits;

(c)          All environmental obligations arising before, on or after the Closing Date;

(d)         All obligations to Transferred Employees to the extent provided in Section 7.4 hereof;

(e)          All obligations and liabilities for Transferred Employees with respect to workers’ compensation claims arising from injuries or personal injuries occurring on and after the Closing Date;

(f)           All obligations and liabilities for all ad valorem property Taxes assessed on the Acquired Assets which are due and payable for periods after the Closing Date, but subject to the apportion provisions of Section 3.4 hereof; and

(g)          Any liability which is expressly assumed by Buyer under this Agreement.

Notwithstanding any other provision contained in this Agreement (and in particular Article IX - Survival and Indemnification), Buyer undertakes to Seller and Seller’s Affiliate that, with effect from the Closing Date, it will properly perform, assume, pay and discharge when due, indemnify and keep indemnified Seller and Seller’s Affiliates against any cost (including legal costs), claim, loss or liability suffered or incurred under or in respect of, all Assumed Liabilities.

Section 2.4.                         Excluded Liabilities.  Notwithstanding the provisions of Section 2.3, Buyer shall not assume, and the term “Assumed Liabilities” shall not include, any and all Excluded Liabilities.  For the purposes of this Agreement, the term “Excluded Liabilities” shall mean any and all liabilities or obligations of Seller relating to or arising out of the following :

(a)         All obligations and liabilities relating to or arising out of the Excluded Assets;

(b)         All liabilities relating to or arising out of the products of the DF Manufacturing Business to the extent manufactured and sold prior to the Closing or relating to finished goods not transferred to Buyer as part of the Closing;

(c)          The Retained Law Suits;

(d)         all obligations, liabilities and expenses relating to or arising out of any claim, lawsuit or other proceeding by current or former employees of Seller employed by Buyer to the extent that such claim, lawsuit or other proceeding is premised upon alleged or actual liabilities or obligations accrued or were incurred prior to the Closing Date or that are based upon or arise from any alleged or actual action or inaction or violation of any law by Seller to the extent prior to the Closing Date.  It is agreed that Seller and Buyer shall reasonably cooperate with each other in the exchange of information and documents and the provision of witnesses reasonably necessary for the defense of any such proceedings;

(e)          all obligations and liabilities of Seller to provide unemployment compensation benefits to employees or former employees of Seller on lay-off status immediately prior to the Closing Date or not employed by Seller immediately prior to the Closing Date for any reason and who are otherwise eligible to receive such benefits; and

(f)           any other debt, obligation or liability of Seller which by the express terms of this Agreement or by-laws are to be retained by Seller.

Notwithstanding any other provision contained in this Agreement (and in particular Article IX - Survival and Indemnification), Seller undertakes to Buyer that, with effect from the Closing Date, it will properly perform, assume, pay and discharge when due, indemnify and keep indemnified Buyer against any cost (including legal costs), claim, loss or liability suffered or incurred under or in respect of, all Excluded Liabilities.

Section 2.5.                         Limitations on Assignability.  Notwithstanding anything in this Agreement to the contrary, to the extent that any of the Acquired Assets are not assignable without the consent of any other Person, neither this Agreement nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof.  If, prior to the Closing, Seller has not obtained a consent or approval necessary for the assignment and assumption of any of the Acquired Assets, then Seller shall use commercially reasonable efforts to obtain such consents and approvals after the Closing.  If any such consent or approval is not obtained, Seller shall cooperate, at no cost to Seller, in any reasonable arrangement requested by Buyer to provide to Buyer the benefits thereof; additionally Buyer shall cooperate with Seller in any reasonable arrangement necessary for Buyer to assume and perform the executory obligations with respect thereto.

Section 2.6.                         Sale of Going Concern (Cession de Fonds de Commerce).  For the avoidance of doubt, the Parties acknowledge that the Acquired Assets and Assumed Liabilities are sold, transferred, assigned, delivered and bought as a “fonds de commerce”; provided that such “fonds de commerce” does not include (i) the Excluded Assets and (ii) the Excluded Liabilities.

Section 2.7.                         Right Back.  As of the Closing Date, Buyer shall grant to Seller, and its Affiliates, the right to use and reference the Acquired Assets, to the extent necessary for Seller and/or any of its Affiliates to fulfill its obligations under any of the Transaction Documents.

ARTICLE III
PURCHASE PRICE

Section 3.1.                         Purchase Price.

(a)         The aggregate purchase price for the Acquired Assets shall be an amount equal to:

(i)                                     EUR 2,758,000 with respect to all of the Acquired Assets other than the Included Inventory; plus

(ii)                                  the amount, expressed in Euros, for the sale of the RMWIP to be transferred to Buyer at Closing in accordance with Schedule 3.1.(ii);

(iii)                               the amount, expressed in Euros, for the sale of the Finished Goods to be transferred to Buyer at Closing in accordance with Schedule 3.1.(ii);

(iv)                              the amount, expressed in Euros, for the sale of the Porcine RM and Porcine Insulin API to be transferred to Buyer at Closing in accordance with Schedule 3.1.(ii);

(the amount resulting from the sum of clauses (i), (ii), (iii) and (iv) above is hereafter referred to as the “Initial Purchase Price” and the amount resulting from the sum of clauses (ii), (iii) and (iv) above is hereafter referred to as the “Included Inventory Price”).

Section 3.2.                         Included Inventory Price and Closing Statement.

(a)         Prior to the Closing Date, Seller and Buyer shall conduct a count of the Included Inventory (the “Count”) and shall prepare and deliver on the basis of the results of the Count, a statement of the Included Inventory setting forth their joint and agreed calculation of the value of the Included Inventory at of the Closing Date and the related Included Inventory Price.

(b)         At the latest ten (10) Business Days after the Closing Date, the Parties shall jointly conduct a final count of the Included Inventory in order to issue a revised statement of the Included Inventory (the “Closing Statement”) having for purpose to set forth any changes that may have occurred with respect to the volume of the Inventory between the date of the Count and the Closing Date.

(c)          If at the end of the ten (10) Business Day period mentioned above, certain amounts or items remain in dispute and therefore the Parties are unable to reach an agreement with respect to the Closing Statement, then such amounts or items (the “Disputed Items”) shall be submitted to PricewaterhouseCoopers (PwC) (the “Neutral Auditor”) to determine the correct amount of the Included Inventory as of the Closing Date as an arbitrator.

(d)         The Neutral Auditor shall decide only on the Disputed Items. The Neutral Auditor shall give Seller and Buyer adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Seller and Buyer and their advisors. The final decision of the Neutral Auditor must not fall beyond or outside of the position taken by the Parties. The Neutral Auditor shall give reasons for its decision and on all specific line items which are in dispute between Seller and Buyer. The Neutral Auditor statement shall be set forth in a written statement delivered to the Parties and, absent manifest error, shall be final, binding and conclusive. The costs and expenses incurred by the Neutral Auditor shall be divided among Seller and Buyer on an equal basis.

(e)          If the Closing Statement (as agreed upon between the Parties or determined by the Neutral Auditor with respect to the Disputed Items) is less than the Included Inventory Price, then the Included Inventory Price will be adjusted downward by the Euro amount of the difference between the Included Inventory Price and the Closing Statement (the “Included Inventory Shortfall”).

(f)           If the Closing Statement (as agreed upon between the Parties or determined by the Neutral Auditor with respect to the Disputed Items) is higher than the Included Inventory Price, then the Included Inventory Price will be adjusted upward by the Euro amount of the difference between the Closing Statement and the Included Inventory Price (the “Included Inventory Excess”).

Section 3.3.                         Payment of the Purchase Price.

(a)         At Closing, subject to Section 3.7.(c), Buyer shall pay to Seller the Initial Purchase Price up to EUR 14,858,000 (the “First Installment”) by wire transfer of immediately available funds in accordance with wire instructions delivered by Seller to Buyer at least two Business Days prior to the Closing Date.

(b)         On December 21, 2014, Buyer shall pay to Seller the balance between the Final Purchase Price and the First Installment by wire transfer of immediately available funds in accordance with wire instructions delivered by Seller to Buyer at least two Business Days prior to December 22, 2014.

(c)        In accordance with Article 1837 of the French Tax Code (Code Général des Impôts), Seller and Buyer represent that the Purchase Price (subject to the adjustment process set out in Section 3.2) is the whole price to be paid by Buyer in consideration for the Acquired Assets.

Section 3.4.                         Allocation.  The Short Form (as defined in Section 4.2) shall set forth the allocation of the Purchase Price and the amount of the Assumed Liabilities among the various components of the Acquired Assets for tax purposes.

Section 3.5.                         VAT on Acquired Assets. The Parties acknowledge that the sale and transfer of the Acquired Assets contemplated by this Agreement constitutes a sale of an universality of goods and is therefore not subject to Value Added Tax (“VAT”) in accordance with Article 257 bis of the French Tax Code and the French administrative guidelines issued by the French tax authorities on 1 October 2012 (BOI-TVA-CHAMP-10-10-50-10). The Parties shall comply with all regulations and procedures required to ensure application of Article 257 bis of the French Tax Code to the sale of the Acquired Assets. Without prejudice to the foregoing, in the event that such provision would be held not to apply to any Acquired Asset, the Buyer shall pay to the Seller or its successor an amount equal to the value added tax charged on the sale of that Acquired Asset, together with any interest and penalties which may be due, against delivery to it of a value added tax invoice by the Seller.

Section 3.6.                         Closing Costs.  Buyer shall be responsible for (i) all documentary, stamp, intangible and other transfer Taxes and registration fees in connection with the consummation of the transactions contemplated by this Agreement, (ii) all state, city, county, municipal and other governmental recording and filing fees and charges in connection with the transactions contemplated in this Agreement, (iii) all premiums, charges and fees of any title company in connection with the title examination and insurance policies to be obtained by Buyer, including affirmative endorsements, survey costs and sales taxes payable on the transfer of the Acquired Assets and all costs and expenses of any financing of Buyer’s acquisition of the Acquired Assets (including, without limitation, all intangible taxes, documentary stamp taxes and recording fees due on any mortgage note, mortgage or other financing document).  The obligations of the Parties under this Section 3.6 shall each survive Closing.

Section 3.7.                         Apportionments.

(a)         All real property taxes, personal property taxes, business taxes or ad valorem obligations and similar recurring taxes and fees, including without limitations, French taxes foncières and contribution économique territoriale on the Acquired Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Buyer and Seller as 12:01 AM on the Closing Date on a daily basis irrespective of whether the taxpayer is Seller or Buyer according to Applicable Law.  Seller shall be responsible for all such Taxes and fees on the Acquired Assets accruing under such daily proration methodology during any period up to the Closing Date.  Buyer shall be responsible for all such Taxes and fees with respect to the Acquired Assets accruing under such daily proration methodology during any period beginning on the Closing Date.  With respect to Taxes described in this Section 3.7.(a), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 3.7.(a) and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Taxes.  For all purposes of this Agreement, the term “Taxing Authority” shall mean any national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

(b)         To the extent applicable, utilities, rents and other income and expenses of the Acquired Assets shall be apportioned as of 12:01 AM on the Closing Date. If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the Parties and reconciled as soon as practicable after such Closing Date but, in any event, no later than six (6) months after such Closing Date.  If any refunds of utilities, rents and other income and expenses of the Acquired Assets described in this Section 3.7.(b) shall be made after such Closing, the same shall be held in trust by Seller or Buyer, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, and the balance, if any, shall be paid first to Seller (for the period prior to such Closing Date) and second to Buyer (for the period commencing with such Closing Date). No insurance policies of Seller are to be transferred to Buyer and no apportionment of the premiums therefore shall be made.

(c)          All of the obligations, charges and claims of any nature whatsoever concerning the Transferred Employees and, notably, the amounts payable for paid holiday leave and days acquired pursuant to the reduction in working time (RTT), shall be borne (i) by Buyer if said obligations, charges and claims derived from Buyer’s employment of the Transferred Employees on or subsequent to the Closing Date or (ii) by Seller if said obligations, charges and claims derived from Seller’s employment of the Transferred Employees prior to the Closing Date. To this end, Seller undertakes to transfer to Buyer on Closing Date any amount payable to the Transferred Employees for the period prior to the Closing Date, including the amounts payable for paid holiday leave, retirement indemnities (IFC), individual training rights (DIF), proportional quota of 13th month, provisions for R.T.T., and deferred variable remuneration. In order to simplify the funds transfers at Closing, such amount payable to the Transferred Employees shall be deducted from the First Installment to be made by Buyer at Closing, and such amount shall equal the sum of the amounts correlating to the human resources (HR) provisions attached as Schedule 3.7.(c).

ARTICLE IV
CLOSING

Section 4.1.                         Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of MSD France, , 34, avenue Léonard de Vinci — 92400 Courbevoie - FRANCE, at 10:00 a.m. time on April 30, 2014 at 10.00 am (Paris time) provided that all conditions set forth in Article VIII (other than conditions to be performed at the Closing) have either been satisfied or waived, or such other time and place as Seller and Buyer shall mutually agree.  The date upon which the Closing shall occur is herein called the “Closing Date.”  For all purposes under the Agreement, the Closing shall be effective as of 12:01 AM on the Closing Date.

Section 4.2.                         Short Form Execution.  The Parties have agreed to implement this Agreement with respect to the DF Manufacturing Business by way of a sale of a going concern (cession de fonds de commerce) pursuant to Articles L. 141-1 et seq. of the French Commercial Code and in accordance with the terms and conditions herein.  Such asset transfer agreement (the “Short Form”) shall therefore qualify under French law as an “acte de cession de fonds de commerce”.  Accordingly, at Closing, the Parties shall execute the Short Form in substantially the form attached hereto as Exhibit B.

Section 4.3.                         Closing Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a)         The certificates, consents and other documents required to be obtained or delivered pursuant to Article VIII;

(b)         A porcine substance supply agreement between Seller Affiliate (Intervet International B.V.) and Buyer in substantially the form attached hereto as Exhibit C (the “Porcine Substance Supply Agreement”), duly executed by Seller Affiliate;

(c)          A IB supply agreement between Seller Affiliate (Merck Sharp & Dohme B.V.) and Buyer in substantially the form attached hereto as Exhibit D (the “IB Supply Agreement”), duly executed by Seller Affiliate;

(d)         A IB technology transfer agreement between Seller Affiliates ((Merck Sharp & Dohme B.V. and N.V. Organon) and Buyer in substantially the form attached hereto as Exhibit E (the “IB Technology Transfer Agreement”), duly executed by Seller Affiliate;

(e)          A patent license agreement between Seller Affiliate (Merck Sharp & Dohme B.V.) and Buyer in substantially the form attached hereto as Exhibit F (the “Patent License Agreement”), duly executed by Seller Affiliate;

(f)           A TTA assignment agreement between Seller Affiliates (Merck Sharp & Dohme B.V. and N.V. Organon) and Buyer in substantially the form attached hereto as Exhibit G (the “TTA Assignment”), duly executed by Seller Affiliate;

(g)          A transition services agreement between Financière MSD (Parent Seller) and Buyer in substantially the form attached hereto as Exhibit H (the “Transition Services Agreement”), duly executed by Seller;

(h)         An executed copy of the Dutch asset purchase agreement entered into between Seller Affiliates (Merck Sharp & Dohme B.V. and N.V. Organon) and Buyer in substantially the form attached hereto as Exhibit I (the “Dutch Asset Purchase Agreement”);

(i)             A liability agreement between Buyer, SP, Merck Sharp & Dohme Corp., Merck Sharp & Dohme B.V, N.V. Organon, Financière MS, Intervet International B.V. and Buyer and Amphastar Pharmaceuticals Inc. substantially the form attached hereto as Exhibit J (the “Liability Agreement”), duly executed by Seller;

(j)            A stability testing services agreement between Seller Affiliate (N.V. Organon) and Buyer in substantially the form attached hereto as Exhibit K (the “Stability Testing Services Agreement”), duly executed by Seller;

(k)         A Seller parent guarantee in substantially the form attached hereto as Exhibit L (the “Seller Parent Guarantee”), duly executed;

(l)             A porcine insulin for biotech supply agreement between Seller Affiliate (N.V. Organon) and Buyer in substantially the form attached hereto as Exhibit M (the “Porcine Insulin for Biotech Supply Agreement”), duly executed;

(m)     A IB quality agreement between Seller Affiliate (Merck Sharp & Dohme B.V.) and Buyer in substantially the form attached hereto as Exhibit N, (the “IB Quality Agreement”), duly executed;

(n)         A PI quality agreement between Seller Affiliate (Intervet International B.V.) and Buyer in substantially the form attached hereto as Exhibit O, (the “PI Quality Agreement”), duly executed;

(o)         the mutual confidentiality agreements between Seller Affiliates and Buyer in substantially the forms attached hereto as Exhibit P, (together the “CDAs”), duly executed;

(p)         the letter of understanding between Buyer and Seller, related to the transitional services agreement for EHS remediation works, in substantially the form attached hereto as Exhibit Q (the “LOU”), duly executed;

(q)         the letter related to Seller’s temporary employees between Buyer and Seller, in substantially the form attached hereto as Exhibit R (the “Temporary Employees Letter”), duly executed;

(r)            Such other documents, certificates, agreements and other writings as may be reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 4.4.                         Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(a)         The Initial Purchase Price in accordance with Section 3.3.(a);

(b)         The certificates, consents and other documents required to be obtained or delivered pursuant to Article VIII;

(c)          The Porcine Substance Supply Agreement, duly executed by Buyer;

(d)         The IB Supply Agreement, duly executed by Buyer;

(e)          The IB Technology Transfer Agreement, duly executed by Buyer;

(f)           The Patent License Agreement duly executed by Buyer;

(g)          The TTA Assignment duly executed by Buyer;

(h)         The Transition Services Agreement, duly executed by Buyer;

(i)             The Dutch Asset Purchase Agreement duly executed by Buyer;

(j)            The Liability Agreement duly executed by Buyer and Amphastar Pharmaceuticals Inc. ;

(k)         The Stability Testing Services Agreement duly executed by Buyer,

(l)             The Porcine Insulin for Biotech Supply Agreement duly executed by Buyer,

(m)     The IB Quality Agreement duly executed by Buyer,

(n)         The PI Quality Agreement duly executed by Buyer,

(o)         The CDAs duly executed by Buyer,

(p)         The PI Supply Agreement,

(q)         The LOU,

(r)            A Buyer Parent guarantee letter in substantially the form attached hereto as Exhibit S, duly executed by Buyer Parent to secure the performance of Buyer’s or/and Buyer’s Affiliate’s obligations as set forth in the Transaction Documents (other than this Agreement) (the “Buyer Parent Guarantee”).

(s)           Such other documents, certificates, agreements and other writings as may be reasonably necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 4.5.                         Documents to be executed by Seller, Seller’s Affiliate and Buyer at Closing.

(a)         The Short Form duly executed by Seller and Buyer;

(b)         The Deed of Sale duly executed by Schering Plough and Buyer.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 5.1.                         Organization:  Seller is a corporation duly organized, validly existing and in good standing under the laws of France. Seller is duly qualified to do business in France as now being conducted and has all the requisite power and authority to own, lease and use the Acquired Assets.

Section 5.2.                         Authorization:  The execution, delivery and performance of this Agreement and all other Transaction Documents by Seller and consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate action is necessary to authorize this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller.  This Agreement constitutes, and all other Transaction Documents when executed and delivered in accordance with the terms hereof will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.

Section 5.3.                         No Conflict.  Seller has the full right, power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and all other Transaction Documents and the consummation and performance of the transactions contemplated hereby and thereby will not: (a) conflict with or violate the By-Laws of Seller; (b) result in the creation of any Lien on any of the Acquired Assets other than the Permitted Liens; or (c) conflict with or violate any Applicable Law.

Section 5.4.                         Personal Property:  Seller has good, valid and enforceable title to, or holds by valid and existing lease or license, free and clear of all Liens other than Permitted Liens, the Tangible Assets.  Seller has not received any Notice (that remains outstanding) that its title to the Tangible Assets has been challenged, contested or subject to condemnation, lawsuits or governmental actions.

Section 5.5.                         Litigation:  Except as set forth on Schedule 5.5, Seller has not received any written notice (that remains outstanding) of any actions, suits, or other legal proceedings pending against the DF Manufacturing Business or the Acquired Assets to which Seller is a Party.

Section 5.6.                         Information.  Within the context of the Transaction, Seller has not intentionally hidden to Buyer any material and significant information in its possession that, if they have been disclosed to Buyer, would have led the later not to execute this Agreement. The copy of the information provided by Seller to Buyer as of the Effective Date is set forth in the CD Rom mentioned under Section 5.10.(1).

Section 5.7.                         Permits and Compliance with Permits:  The Permits, as listed on Schedule 2.1.(c), are those that Seller has used to run the DF Manufacturing Business during the twelve (12) month period prior to the date hereof. To the Knowledge of Seller, those Permits are in full force and except as set forth on Schedule 5.7.(b), no written notice (that remains outstanding) has been received by Seller that any of the Permits has been be or may revoked or not renewed when due. Except as set forth on Schedule 5.7.(b), Seller has not received any written notice (that remains outstanding) of any non-compliance under any of the Permits.

Section 5.8.                         Environmental Matters.

(a)         Except as disclosed on Schedule 5.8.(a), Seller has not received, on or after the Effective Date, any written notice (that remains outstanding) of violation of any applicable Environmental Law with respect to any of the DF Manufacturing Business or the Acquired Assets that remain outstanding.

(b)         Except as disclosed on Schedule 5.8.(b), to the Knowledge of Seller, there are no Liens or any special orders or consent decrees of any nature whatsoever arising under or pursuant to any Environmental Law with respect to or affecting any of the DF Manufacturing Business or the Acquired Assets.

(c)          Buyer acknowledges that, in addition to Seller’s representations and warranties set forth in Article V of the Agreement, Buyer has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the environmental and legal condition of the DF Manufacturing Business.  Buyer further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to the Transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property and operations management and other advisors.  Subject to the provisions of this Agreement, Buyer shall purchase the DF Manufacturing Business in its “AS IS” condition and “WITH ALL FAULTS” on the Closing Date and without any other representations and warranties (express, implied or assumed), except those set forth in Article V of the Agreement. The provision of this Section 5.8.(c) shall survive the termination of this Agreement and the Closing.

(d)         Seller has supplied to Buyer a copy of all environmental reports in its possession related to the DF Manufacturing Business and such other environmental information related to same that Seller has available in Schedule 5.8.(a) and 5.8.(b) and Buyer acknowledges that it is aware of its contents.

(e)          Seller has not received written notice (that remains outstanding) pertaining to any prohibitions, injunctions, restrictions or limitations of any nature whatsoever on the free use or disposal of the Acquired Assets arising from their environmental situation.

(f)           Except as provided in this Section 5.8, Seller is providing no other representations or warranties in respect to environmental matters.

Section 5.9.                         Brokers.  Seller has not incurred any liability for any finders’ or brokerage fees or commissions in connection with this Agreement.

Section 5.10.                  Qualification. Buyer acknowledges that all representations and warranties of Seller set forth in this Article V are qualified by:

(1) all materials that were made available to Buyer in the CD Rom which has been duly remitted to Buyer as of the Effective Date as acknowledged by Buyer for the purpose hereof,

(2) matters actually known by the individuals named in Schedule A2; and

(3) matters of public record.

Section 5.11.                  Consents. Subject to Section 7.10, no consent are needed that have not already been obtained with any Governmental Authority or other Person in connection with Seller’s execution, delivery and performance of this Agreement or Seller’s consummation of the transactions contemplated hereby

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 6.1.                         Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Buyer is duly qualified to do business in all jurisdictions in which it owns assets or properties or transacts business, including in France.  Buyer has the requisite power and authority to own, lease and use its properties and to conduct its business as now being conducted.

Section 6.2.                         Authorization.  The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Buyer.  This Agreement constitutes and all other Transaction Documents when executed and delivered in accordance with the terms hereof will constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general principles of equity.

Section 6.3.                         No Conflict.  Buyer has the full right, power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and all other Transaction Documents and the consummation and performance of the transactions contemplated hereby and thereby will not: (a) conflict with or violate any of the organizational documents of Buyer; (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any agreement or contract of Buyer; or (c) conflict with or violate any Applicable Law.

Section 6.4.                         Litigation.  There are no actions, suits, or other legal proceedings pending, or to the knowledge of Buyer, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority against or related to Buyer or that would prevent Buyer from consummating the transactions contemplated hereby at the Closing.

Section 6.5.                Consents.  Subject to Section 7.10, no consent are needed that have not already been obtained with any Governmental Authority or other Person in connection with Buyer’s execution, delivery and performance of this Agreement or Buyer’s consummation of the transactions contemplated hereby

Section 6.6.                         Brokers.  Buyer has not incurred any liability for any finders’ or brokerage fees or commissions in connection with this Agreement.

Section 6.7.                         Permits.  There exists no condition of or act or action involving Buyer, either directly or indirectly, that shall or might materially negatively impact on Buyer’s ability to timely obtain, as appropriate, the transfers or re-issuances of the Permits, as may be required.

Section 6.8.                         Condition of Business.  Buyer represents and warrants, and acknowledges and agrees, that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the DF Manufacturing Business, the SP Facility or the transactions contemplated by this Agreement or the Transaction Documents unless expressly set forth in this Agreement, and none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the DF Manufacturing Business and the SP Facility.  Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the DF Manufacturing Business and the SP Facility and, in making the determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties contained in this Agreement.

ARTICLE VII
CERTAIN COVENANTS AND OTHER MATTERS

Section 7.1.                         Examinations and Investigations.  Buyer acknowledges that it has conducted a reasonable due diligence investigation, for a transaction of this nature, including without limitation, all examination of the materials provided by Seller and on site examination of the Acquired Assets and DF Manufacturing Business and SP Facility as desired by Buyer.  Prior to the Closing, Seller shall continue to cooperate with Buyer and with its employees and upon reasonable request by Buyer, shall continue to grant to Buyer reasonable access to the Acquired Assets and the DF Manufacturing Business, subject to the terms and conditions of the Confidentiality Agreement. Prior to the Closing Date and with the prior consent of Seller (which consent shall not be unreasonably withheld, delayed, or conditioned), Buyer shall be authorized to conduct any environmental testing or study on the SP Facility site where the DF Manufacturing Business is operated so as to complete the Transaction.

Section 7.2.                         Consents and Approvals.  Seller and Buyer shall use their respective reasonable commercial efforts to obtain all Required Consents.  Each Party shall bear its own costs and expenses associated with obtaining Required Consents.

Section 7.3.                         Publicity and Corporate Name.

(a)         Buyer and Seller agree not to advertise or otherwise make known to others any information regarding this Agreement, any of the Transaction Agreements, or the transactions contemplated hereby.

(b)         Buyer acknowledges that, from and after the Closing Date, Seller and its Affiliates shall have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks incorporating “Merck & Co., Inc.” and “Merck”, and the name of each subsidiary of Merck and Co., Inc., including (without limitation) the names “Schering,” “Schering-Plough,” “Merck Sharp & Dohme”, “Diosynth” and “MSD,” in each case, by itself or in combination with any other name, including, without limitation, the corporate design logo associated with Seller or any of its Affiliates, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith.  Buyer agrees that it will not, nor will it permit any of its Affiliates to, use any such name, phrase or logo or the corporate design logo of Seller or any of its Affiliates in or on any of their literature, sales materials or products or otherwise in connection with the sale of any products or service.  Buyer further agrees not to use or reference in any advertising, press release, interview, presentation to prospective clients, article, promotional material or other communication any “Merck” company or representative name, endorsement, direct or indirect quote, code, drawing, logo, trademark, specification or picture, without the prior written consent of Seller, which consent may be withheld in Seller’s discretion.

(c)          Except as to information that may be disseminated in the joint public announcement contemplated in paragraph 9 of the Parties’ letter of understanding dated December 23, 2013, or as may otherwise be required by Applicable Law, Buyer shall not, and shall not permit its Affiliates to, make any public announcement in respect of this

Agreement or the transactions contemplated hereby without the prior written consent of Seller, which consent may be withheld in Seller’s discretion, and Seller shall not, and shall not permit its Affiliates to make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, which consent may be withheld in Buyer’s discretion.

Section 7.4.                         Employee Matters.

(a)         Seller has informed and consulted with its Works Council on the proposed Transaction, and with any other employees’ representative bodies to the extent required by French law, and such Works Council has completed their review and rendered their opinions.

(b)         Seller and Buyer acknowledge and agree that in accordance with article L.1224-1 of the French Labor Code, all employments contracts of the Employees that are assigned wholly or mainly to the DF Manufacturing Business on the Closing Date, shall, on the Closing Date be automatically transferred to Buyer with effect on the Closing Date with seniority accrued with Seller (the “Transferred Employees”).

(c)          Seller shall bear 100% of the costs relating to and shall indemnify and hold Buyer harmless from and against any and all claims (i) from any Employee who should be listed in Schedule 7.4.(a) but is not so listed, (ii) from any employee or former employee of Seller or of Schering-Plough who would claim to be an employee who should have been transferred to Buyer, and (iii) from the Transferred Employees to the extent arising out of or related to any action, suit or proceeding initiated by any Transferred Employees, in any event for any claims arising out of their employment by Seller up to the Closing Date. Seller represents that all the Transferred Employees are listed on Schedule 7.4.(a). Seller represents to Buyer that Schedule B contains a complete list of pending lawsuits or claims with employees or former employees of Seller.

(d)         Buyer shall bear 100% of the costs (the “Transferred Employee Liabilities”) relating to, and shall indemnify and hold harmless Seller and Seller’ Affiliates from and against, (i) any claims made by any Transferred Employee for any statutory or legal severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties), in each case, arising out of or in connection with the failure of Buyer to continue the employment of any Transferred Employee in accordance with Section 7.4 of this Agreement, (ii) any claims arising out of employment relationship of any Transferred Employee with Buyer after the Closing Date and (iii) all rights of Transferred Employees and obligations to Transferred Employees arising as from the Closing Date, that fall upon Buyer as employer, including without limitation wages, bonuses, statutory contributions, national insurance contributions and all other employment costs, retirement indemnities, paid vacation and working time reduction days (“RTT”) whether accrued prior to or as from the Closing Date.

(e)          After the Closing Date, Buyer shall provide Transferred Employees with the benefit of the collective bargaining agreement of Pharmaceutical Industry, welfare benefits, car policy, vacation policy and travel policy in force within Seller as provided in Schedule 7.4.(b), in accordance with French law.

(f)           The provisions of this Section 7.4 are solely for the benefit of the respective Parties to this Agreement and nothing in this Agreement or this Section, express or implied, shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

(g)          Seller and Buyer shall cooperate in the defense of any action, suit or proceedings.

(h)         From the Effective Date until the Closing Date, Buyer shall not communicate with any of the Transferred Employees without the prior written consent of Seller.

(i)             After the Closing Date, the Parties shall each provide the other on a continuing basis at no cost to the other such information regarding Transferred Employees as the other shall reasonably request.

(j)            The Parties will cooperate with one another so as to effect the transition of Transferred Employees in an orderly fashion.

Section 7.5.                         Supplements to Schedules.  From time to time prior to the Closing, Seller will deliver to Buyer in writing any information which, if existing, occurring or known at the Effective Date, would have been required to be set forth or described in any Schedule or which is necessary to correct any information in any Schedule which has been rendered inaccurate.

Section 7.6.                         Discovery of Facts.  If in the course of its investigation, Buyer acquires actual knowledge of any fact, law or circumstance which would be required to be disclosed by Seller to avoid a breach of the representations and warranties contained in this Agreement, then Buyer shall disclose such fact, law or circumstance to Seller.

Section 7.7.                         Expenses.  Each of the Parties shall be responsible for and shall pay all expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby, including, and without limitation, all legal fees and expenses incident to the negotiation and preparation of this Agreement.

Section 7.8.                         Preemption Right. By email dated March 4, 2014, the relevant local authority (mairie d’Eragny-sur-Epte) informed Seller that the DF Manufacturing Business was not situated in a périmètre de sauvegarde du commerce et de l’artisanat de proximité pursuant to article L. 214-1 of the French Urbanism Code.

Section 7.9.                         Effect of Closing. By its election to close, each Party shall be deemed to have acknowledged the full performance by the other Party of every agreement and obligation of the other Party contained herein which is to be performed on or before the Closing, unless specified otherwise herein.

Section 7.10.                  Permit Matters.

(a)         Prior to Closing, Buyer and Seller, as the case may be, shall make application for the transfer or issuance of those Permits that are listed on Schedule 7.10. Buyer shall provide Seller with copies of the applications.  As soon as reasonably practicable after the Closing Date, Buyer shall provide Seller with copies of the bonds or other security (collectively, “Permit Security”) as may be necessary for the transfer of the Permits or the issuance of new permits or licenses.  Buyer shall furnish the required Permit Security and cause the release to Seller of any and all security posted by Seller in connection with the Permits not later than 6 months after the Closing Date.  Seller and Buyer acknowledge and agree that it is the intention of the Parties that as soon as reasonably practicable after the Closing, Buyer and not Seller is to provide all Permit Security so that security is no longer required of Seller

(b)         Seller acknowledges Buyer may operate after Closing on an interim basis until 6 months after the Closing Date pending issuance to Buyer of new Permits with respect to Seller Permits that are non-assignable to Buyer and transfer to Buyer of assignable Seller Permits.  Buyer shall indemnify and defend Seller and hold Seller harmless from and against all Losses that are incurred or suffered by Seller in connection with or resulting from Buyer’s operations. Buyer has submitted or will submit all necessary applications to the appropriate Governmental Authorities prior to Closing.

Section 7.11.                  Conduct of DF Manufacturing Business between the Effective Date and the Closing Date.

(a)         Except (i) as otherwise contemplated by the Transaction Documents, (ii) as required by applicable law, or (iii) with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned), Seller shall from the Effective Date until the Closing Date, conduct the DF Manufacturing Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its assets, maintain its ongoing relationships with its clients, providers and any other person having business relationship with the DF Manufacturing Business.

(b)         Without limiting the generality of the foregoing, except (i) as otherwise contemplated by the Transaction Documents, (ii) as required by applicable law, or (iii) with the prior consent of Buyer (which consent shall not be unreasonably withheld delayed, or conditioned), from the Effective Date until the Closing Date, Seller shall not, in connection with the DF Manufacturing Business:

• amend any of the employment contracts of the DF Manufacturing Business employees (otherwise than to effect compulsory salary increases and to incorporate amendments imposed by law or a collective bargaining agreement);

• amend, terminate or conclude any significant contract (exceeding more than EUR 50,000 annual contract value);

• implement any investment or divesture decision of more than EUR 50,000 before tax.

(c)          Between the Effective Date and the Closing Date, subject to applicable laws relating to the exchange of information, Seller shall grant to Buyer, its employees, counsel, and other representatives access during normal business hours, upon prior reasonable written request, to the SP Facility and Acquired Assets as Buyer shall from time to time reasonably request, provided however that any such investigation shall be conducted in such a manner as not to interfere with the operation of the DF Manufacturing Business or any other business of Seller.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE CLOSING

Section 8.1.                         Obligation of Seller to Close.  The obligation of Seller to proceed with the Closing under this Agreement is subject to the satisfaction on or prior to the Closing of each of the following conditions, each of which may be waived in writing by Seller:

(a)         Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date and are deemed automatically repeated as of the Closing Date subject to Section 7.6.

(b)         Performance of Obligations.  Buyer shall have performed and complied with all of the material terms, covenants and conditions of this Agreement to be performed and complied with by Buyer prior to or at Closing.

(c)          Required Consents.  All Required Consents shall have been obtained and shall be in full force and effect as of the Closing Date.

(d)         No Court Order.  No temporary restraining order, preliminary or permanent injunction, stay, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)          Closing Certificate.  Buyer shall have delivered to Seller a certificate signed by an authorized officer of Buyer stating that, as of the Closing Date, the conditions set forth in Sections 8.1.(a) and 8.1.(b) have been satisfied.

(f)           Other.  All documents and other items required to be delivered by Buyer under Section 4.4 shall have been delivered.

Section 8.2.                         Obligation of Buyer to Close.  The obligation of Buyer to proceed with the Closing under this Agreement is subject to the satisfaction on or prior to the Closing of each of the following conditions, each of which may be waived in writing by Buyer:

(a)         Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date and shall be deemed automatically repeated at Closing in accordance with Section 7.5.

(b)         Performance of Obligations.  Seller shall have performed and complied with all of the material terms, covenants and conditions of this Agreement to be performed and complied with by Seller prior to or at Closing.

(c)          Required Consents.  All Required Consents shall have been obtained and shall be in full force and effect as of the Closing Date.

(d)         No Court Order.  No temporary restraining order, preliminary or permanent injunction, stay, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)          Closing Certificate.  Seller shall have delivered to Buyer a certificate signed by an authorized officer of Seller stating that, as of the Closing Date, the conditions set forth in Sections 8.2.(a) and 8.2.(b) have been satisfied.

(f)           Permits.  Seller shall have delivered, or caused to be delivered, to Buyer all documentation necessary or appropriate to convey all rights under all Permits, to the extent such Permits are assignable to Buyer.

(g)          Other.  All documents and other items required to be delivered by Seller under Section 4.3 shall have been delivered.

Section 8.3.                Execution of the Deed of Sale at Closing. The obligation of the Parties to proceed with the Closing under this Agreement is subject to the satisfaction on Closing of the execution of the Deed of Sale.

Section 8.4.                         Time Limit.  Seller and Buyer shall use all commercially reasonable efforts to cause the fulfillment of all of the conditions to their respective obligations to consummate the transactions as set forth in Sections 8.1, 8.2 and 8.3 at the earliest practicable date and no later than six (6) months after the Effective Date.  At the end of this six month period, the Parties shall be authorized to terminate the Agreement in accordance with the terms and conditions of Article XII.

Section 8.5.                         Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 8.1, 8.2 and 8.3 as the case may be, if such failure was caused by such Party’s failure to comply with any provisions of this Agreement.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION

Section 9.1.                         Survival of Representations and Warranties. Each of the representations and warranties made by the Parties in this Agreement shall survive through the first anniversary of the Closing Date (the “Survival Date”) so that any claims for indemnification with respect to representations and warranties must be made by delivery of a Claim Notice (as hereinafter defined) by the Indemnified Party to the Indemnifying Party on or before the Survival Date.

Section 9.2.                         General Indemnification.

(a)         For a period of one (1) year as from the Closing Date, Seller with respect to items (i) and (ii) below and Schering-Plough with respect to item (iii) below, shall indemnify and defend Buyer from and against all Losses that are incurred or suffered by Buyer in connection with or resulting from:

(i)                   any breach of any representation or warranty (as may be updated under the terms and conditions set forth in Section 7.6) made by Seller in this Agreement having its origin prior to the Closing; and

(ii)                any Seller’s failure to perform its obligations under any covenant made by Seller in this Agreement, whether such covenant requires performance prior to or after the Closing,

(iii)                               any Schering-Plough’s failure to perform its obligations under any prior Closing covenant made by Schering-Plough in the Deed of Sale.

Buyer shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(b)         For a period of one (1) year as from the Closing Date, Buyer shall indemnify and defend Seller and shall hold Seller harmless from and against all Losses that are incurred or suffered by Seller in connection with or resulting from:

(i)                                     any breach of any representation or warranty made by Buyer in this Agreement having its origin prior to the Closing;

(ii)                                  any failure to perform its obligations under any covenant made by Buyer in this Agreement, whether such covenant requires performance prior to or after the Closing, provided that no time limitation nor limitations on liability shall apply to the Buyer’s covenants described in Section 3.3 (Payment of the Purchase Price), Section 3.5 (VAT on Acquired Assets), Section 3.6 (Closing Costs), Section 3.7 (Apportionments), Section 7.3.(b) (Corporate Name), Section 7.4 (Employee Matters) and Section 11.2 (Change in the operator).

Seller shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

Section 9.3.                         Limitations on Liability.

(a) Subject to the provisions of Section 9.3.(b) below and the provisions of the Liability Agreement, Seller shall not be liable under Section 9.2.(a) hereof unless claims for indemnification against Seller thereunder exceed the aggregate EUR 500,000 Euros (the “Deductible”), at which point Buyer shall be entitled to indemnification for Losses exceeding such Deductible.

(b) In no event Seller shall be liable pursuant to Section 9.2.(a) of this Agreement for aggregate Losses in excess of EUR 2,000,000 (the “Cap”).

(c) The Deductible and the Cap shall not be applicable in case of fraud (fraude) or willful misconduct (dol) of Seller.

(d) Without creating any joint and several liability between Seller and Schering-Plough, the Deductible and the Cap shall apply on an aggregate basis with respect to any claims made by Buyer under Section 9.2.(a) of this Agreement.  As a result, Buyer acknowledges that in no event shall Seller or Schering-Plough be held liable vis-a-vis Buyer pursuant to Section 9.2.(a) of this Agreement or the Deed of Sale for aggregate Losses in excess of EUR 2,000,000.

(e) Buyer acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Buyer, its Affiliate or any other Person (other than Buyer in breach of this Agreement) after the Closing Date.

Section 9.4.                         Exceptions to Limitations on Liability.  Anything contained in the Agreement to the contrary notwithstanding, Seller shall indemnify and defend Buyer from and against all Losses that are incurred or suffered by Buyer in connection with, or resulting from, Excluded Liabilities, and liabilities or breach of representations set forth in Sections 7.4(a), and 7.4.(c), for which neither the one (1) year time limitation of Section 9.2(a) or the Cap of Article IX shall apply.

Section 9.5.                         Absence of Escrow Account.  The Parties acknowledge and agree that each of the Parties has been duly advised by its advisors of the risks and consequences of paying the Initial Purchase Price at Closing prior to the end of the period during which the creditors of the DF Manufacturing Business are notified of the sale of the DF Manufacturing Business. The Parties further acknowledge and agree that Seller hereby undertakes to indemnify Buyer in accordance with the provisions of this Article IX, for all costs and expenses in the event any creditor seeks full and immediate repayment of their claims, pursuant to article L.141-14 et seq. of the French Commercial Code and article 1684 of the French Tax Code, to the extent any such claims do not constitute Assumed Liabilities.

Section 9.6.                         Remedies.  Each of Buyer and Seller acknowledges and agrees that the indemnification provisions in this Agreement shall be the exclusive remedies of Seller and Buyer with respect to claims for Losses or otherwise, in connection with, arising out of or resulting from the transactions contemplated by this Agreement.

Section 9.7.                         Indemnification Procedures.

(a)         In the event the facts giving rise to the claim for indemnification under this Article IX shall involve any action, or threatened claim or demand by any third party (a “Third Party Claim”), the indemnified Party (the “Indemnified Party”) shall, promptly after obtaining knowledge of such Third Party Claim or demand giving rise to the claim for indemnification, send written notice of intent to seek indemnity, describing such action or claim in reasonable detail (a “Claim Notice”) to the indemnifying Party (the “Indemnifying Party”).  The Indemnifying Party may at its option assume the defense of the Third Party Claim with counsel of its choice approved by the Indemnified Party (which approval may not be unreasonably withheld).

(b)         Whenever the Indemnifying Party elects to defend any Third Party Claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its expense, but the Indemnifying Party shall have the right to control the defense of the Third Party Claim.

(c)          Notwithstanding any other provision contained in this Agreement, the Party controlling the defense of the Third Party Claim shall not settle any such claim without the written consent of the other Party, which consent shall not be unreasonably withheld.  The Indemnified Party shall cooperate fully with the Indemnifying Party, and offer such assistance, personnel, witnesses and materials as are reasonably needed, in order to ensure the proper and adequate defense of any Third Party Claim.

ARTICLE X
SALE OF THE SP FACILITY

(a)         Sale of the SP Facility. Within the context of the sale of the DF Manufacturing Business, Schering-Plough desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Schering-Plough all right, title and interest of Schering-Plough in and to (i) the real property and (ii) assets comprising the SP Facility.

Section 10.2.                          Deed of Sale. At Closing, Schering-Plough and Buyer shall execute a notarial deed of sale (the “Deed of Sale”) substantially in the form attached hereto as Exhibit T, in order for Schering-Plough to sell, transfer, convey and deliver to Buyer, and in order for Buyer to purchase, accept, acquire and assume the full ownership (pleine propriété) of all of Schering-Plough’s right, title and interest in and to all of the real property and assets comprised in the SP Facility.

Section 10.3.                          SP Facility Purchase Price. The aggregate purchase price for the SP Facility shall be an amount equal EUR 762,000 to be paid by Buyer in accordance with the provisions of the Deed of Sale.

Section 10.4.                          Environmental Obligations Related to SP Facility. At Closing, Buyer shall assume all environmental obligations and liabilities of Buyer and/or Schering-Plough, whether known or unknown, fixed, contingent or otherwise, related to the SP Facility or the DF Manufacturing Business and arising before, on or after the Closing Date. The provisions of Section 9.7 shall apply mutatis mutandis to this Section 10.4.

Section 10.5.                          Subject to Section 10.4 above, it is expressly agreed between the Parties that in case of discrepancy between this Agreement and the Deed of Sale, the Deed of Sale shall prevail.

ARTICLE XI
POST CLOSING COVENANTS AND AGREEMENTS

Section 11.1.                  Further Assurances.  Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Acquired Assets and the Assumed Liabilities from Seller to Buyer.  In addition, after the Closing Date, at the request of either Party, the other Party shall execute and deliver from time to time such further instruments of assignment, assumption, conveyance and transfer and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Acquired Assets and the Assumed Liabilities or to confirm and perfect Buyer’s title to the Acquired Assets, and otherwise to accomplish the orderly transfer of ownership of the Acquired Assets to Buyer as contemplated by this Agreement.  In addition, Buyer agrees that it shall, upon and after the Closing Date, make available to Seller, knowledgeable employees, information, site inspections and documents to the extent Seller shall deem necessary for the investigation or defense of any Excluded Liabilities, for the preparation of Seller’s tax returns and financial statements and for any other reasonable purpose.  Seller shall have the right to make and retain copies of any records delivered hereunder, and Buyer shall retain such records for a period of at least six (6) years after the Closing Date.

Section 11.2.                  Change in the operator. As soon as reasonably practicable following Closing and no later than one (1) month after the Closing Date, Buyer shall procure that relevant formalities be carried out with the competent DRIRE (Direction Régionale de l’Industrie, de la Recherche et de l’Environnement) to the extent required by Article R.512-68 of the French Environmental Code as a result of the change in the operator of the DF Manufacturing Business; it being agreed that Buyer shall forthwith procure the provision to Seller of evidence that such formalities have been duly and fully carried out.

Section 11.3.                  Stability Testing Services Agreement. Buyer undertakes not to remove the retained samples and stability testing samples located at the SP Facility as long as the Stability Testing Services Agreement is in effect.

Section 11.4.         Post-Closing License. In the event that either of the Parties becomes aware that there exists as of the Closing Date, a Seller (or Seller’s Affiliate) patent covering the DF Manufacturing Business or a component thereof as that business exists on the Closing Date such that Buyer’s operation of said business constitutes an infringement or misappropriation of such patent, then Buyer may request a license therefor and if such license is reasonably necessary for Buyer’s continued operation of said business, the Parties shall reasonably and in good faith negotiate a royalty free license.

Section 11.5.                  Non solicitation.   Unless otherwise agreed in writing, for a period of three (3) years after the Closing Date, Seller will not offer employment to any Transferred Employees. This restriction shall not apply to (i) unsolicited inquires made by a Transferred Employee to Seller, (ii) inquiries received from a Transferred Employee as the result of a general notice or advertisement placed by Seller or (iii) inquiries resulting from an employment search firm utilized by a Transferred Employee.

ARTICLE XII
TERMINATION OF THE AGREEMENT

Section 12.1.                          Termination.  This Agreement may be terminated at any time prior to the Closing by:

(i)                                     The mutual written agreement of Buyer and Seller;

(ii)                                  Buyer, in case of breach from Seller of any of its material representation or warranty as provided in this Agreement or any of its material covenant or obligation as provided in this Agreement, which is not cured within six (6) months following receipt by Seller of Buyer’s written notice of such breach;

(iii)                               Seller, in case of breach from Buyer of any of its material representation or warranty as provided in this Agreement or any of its material covenant or obligation as provided in this Agreement, which is not cured within six (6) months following receipt by Buyer of Seller’s written notice of such breach;

(iv)                              Either Buyer or Seller if the Closing shall not have been consummated six (6) months after the Effective Date; provided, however, that neither Seller nor Buyer may terminate this Agreement pursuant to this Section 12.1.(iv) if the Closing shall not have been consummated within such time period by reason of the default by such Party.

Section 12.2.                          Effect of Termination.  In the event of termination of this Agreement pursuant to Section 12.1, this Agreement forthwith shall become void and of no further force or effect, and except as otherwise expressly set forth in this Agreement, no Party hereto shall have any liability or obligation hereunder, except that any such termination shall not affect the provisions of Section 3.6 (Closing Costs), Section 7.3 (Publicity and Corporate Name), Section 7.7 (Expenses), Section 13.4 (Entire Agreement), or Section 13.5 (Governing Law; Jurisdiction) which shall survive any such termination.  If Buyer or Seller terminates this Agreement in accordance with Section 12.1, neither Party (nor any of its Affiliates) shall have any claim of any nature against the other Party (or any of its Affiliates) under this Agreement (except under any of the Surviving Provisions).  Nothing in this Section 12.2 shall relieve Seller or Buyer of any liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

Section 12.3.                          Procedure Upon Termination. In the event of termination by Buyer and/or Seller pursuant to Section 12.1 hereof, written notice shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Acquired Assets hereunder shall be abandoned, without further action by Buyer or Seller.

ARTICLE XIII
MISCELLANEOUS

Section 13.1.                  Notices.  Any notice or other communications to Seller or Buyer hereunder shall be deemed given upon receipt if delivered personally, sent by certified mail, return receipt requested, or by an nationally recognized overnight courier to the Parties hereto at the following addresses or at such other address as may be specified by like notice by any of the Parties hereto:

To Seller:

Merck & Co., Inc.
One Merck Drive
Whitehouse Station, NJ   08889-0100
Facsimile:908.423.2892
Attention: Ken Marran

with required copies (which shall not constitute notice) to:

Vance G. Camisa, Esquire
Senior Counsel

Merck Sharp & Dohme Corp.

Two Merck Drive

Whitehouse Station, NJ  08889-0200
Telephone:  908.423.3945
Facsimile:908.423.2892

and

To Buyer:

Amphastar France Pharmaceuticals S.A.S
Usine Saint-Charles
60590 Eragny sur Epte
France
Attention: Director: Plant Management
Facsimile: +33 (0)2 32 27 19 48

With a required copy to

Amphastar Pharmaceuticals, Inc.
11570 Sixth St.
Rancho Cucamonga, CA 91730
Attention: Head of Legal/General Counsel
Attention: Head of Corporate Administration Center
Telephone: 909-980-9484

First paragraph of Section 13.1 shall apply mutatis mutandis to the copies to be addressed in connection with the Agreement.

Section 13.2.                  Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by the partners or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 13.3.                  Successors; Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective successors and permitted assigns.  No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

Section 13.4.                  Entire Agreement.  Except as otherwise provided herein, this Agreement (including all Schedules and Exhibits referred to herein, which are hereby incorporated by reference) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, oral or written between Parties, with respect to the subject matter of this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect as a separate agreement and shall govern this Agreement.  For avoidance of doubt, the Confidentiality Agreement shall survive Closing under this Agreement

Section 13.5.                  Governing Law and Jurisdiction.  This Agreement shall be governed by the laws of France.  Buyer and Seller hereby agree and consent to be subject to the exclusive jurisdiction of the Commercial Court of Paris. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 13.6.                  Headings.  The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

Section 13.7.                  Severability.  This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

Section 13.8.                  No Third Party Beneficiaries.  No person other than Buyer or Seller shall have any rights, benefits or obligations under this Agreement as a third party beneficiary or otherwise.

Section 13.9.                  Cumulative Remedies.  Except as expressly set forth in this Agreement, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

*                                         *                                         *

[SIGNATURE PAGE 1]

The Parties have caused this Agreement to be signed and delivered by their respective authorized officers, effective as of the date first above written.

DIOSYNTH FRANCE

By:	/s/ Franck Vitali

Name:	Franck Vitali

Title:	Président

AMPHASTAR FRANCE PHARMACEUTICAL SAS

By:	/s/ Ying Luo

Name:	Ying Luo

Title:	Président

[SIGNATURE PAGE 2]

SCHERING-PLOUGH

By:	/s/ Pascal Blaise

Name:	Pascal Blaise

Title:	Président

EXHIBITS AND SCHEDULES

EXHIBITS

- EXHIBIT A	Technical Definitions
- EXHIBIT B	Short Form (without exhibits/schedules)
- EXHIBIT C	Porcine Substance Supply Agreement (without exhibits/schedules)
- EXHIBIT D	IB Supply Agreement (without exhibits/schedules)
- EXHIBIT E	IB Technology Transfer Agreement (without exhibits/schedules)
- EXHIBIT F	Patent License Agreement (without exhibits/schedules)
- EXHIBIT G	TTA Assignment (without exhibits/schedules)
- EXHIBIT H	Transition Services Agreement (without exhibits/schedules)
- EXHIBIT I	Dutch Asset Purchase Agreement (without exhibits/schedules)
- EXHIBIT J	Liability Agreement (without exhibits/schedules)
- EXHIBIT K	Stability Testing Services Agreement (without exhibits/schedules)
- EXHIBIT L	Seller Parent Guarantee (without exhibits/schedules)
- EXHIBIT M	Porcine Insulin for Biotech Supply Agreement (without exhibits/schedules)
- EXHIBIT N	IB Quality Agreement (without exhibits/schedules)
- EXHIBIT O	PI Quality Agreement (without exhibits/schedules)
- EXHIBIT P	CDAs (without exhibits/schedules)
- EXHIBIT Q	LOU
- EXHIBIT R	Temporary Employees Letter
- EXHIBIT S	Buyer Parent Guarantee (without exhibits/schedules)
- EXHIBIT T	Deed of Sale (without exhibits/schedules)

SCHEDULES

- SCHEDULE A1.	Knowledge of Seller
- SCHEDULE A2	Knowledge of Buyer
- SCHEDULE B.	Retained Law Suits
- SCHEDULE D.	Permitted Liens
- SCHEDULE 2.1.(b)	Tangible Assets
- SCHEDULE 2.1.(c)	Permits transferred pursuant to the Agreement to the extent possible
- SCHEDULE 2.1.(d)	Included Inventory
- SCHEDULE 2.1.(e)	Computer systems and records
- SCHEDULE 2.1.(f)	Documents relating to the DF Manufacturing Business
- SCHEDULE 2.1.(g)	Prepaids
- SCHEDULE 3.1.(ii)	Purchase price of each component of the Included Inventory
- SCHEDULE 3.7.(c)	HR Provisions
- SCHEDULE 5.5	Litigation
- SCHEDULE 5.7.(b)	Non-Compliance under Permits
- SCHEDULE 5.8.(a)	Environmental Matters
- SCHEDULE 5.8.(b)	Environmental Liens
- SCHEDULE 7.4.(a)	List of Transferred Employees and applicable Seller’s Benefit Plans
- SCHEDULE 7.4.(b)	Applicable Seller’s Benefit Plans
- SCHEDULE 7.10	Application for Permit Transfers